UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 9, 2016

CENTENE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31826	42-1406317
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7700 Forsyth Boulevard

St. Louis, Missouri 63105

(Address of Principal Executive Office and zip code)

Registrant’s telephone number, including area code: (314) 725-4477

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 9, 2016, Centene Corporation (the “Company”), issued $1,200,000,000 principal amount of the Company’s 4.75% senior notes due 2025 (the “Notes”) in a public offering made pursuant to a registration statement and a related prospectus supplement filed by the Company with the Securities and Exchange Commission (the “SEC”).

The Notes were issued under an indenture (the “Indenture”), dated as of November 9, 2016, by and between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). Pursuant to the Indenture, the Company will pay interest on the Notes on January 15 and July 15 of each year, beginning on July 15, 2017. The Notes will mature on January 15, 2025. The Notes are senior unsecured obligations of the Company and will rank equally in right of payment with all its existing and future senior unsecured indebtedness. The Notes will be effectively subordinated to the Company’s existing and future secured indebtedness to the extent of the assets securing such obligations.

At any time prior to January 15, 2020, Centene may redeem all or any portion of the Notes, at once or over time, after giving the required notice under the Indenture at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus the applicable “make-whole” premium as of, and accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of the notes of record on the relevant record date to receive interest due on an interest payment date falling prior to the redemption date).

On or after January 15, 2020, Centene may redeem all or any portion of the Notes, at once or over time, after giving the required notice under the Indenture at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of the notes of record on the relevant record date to receive interest due on an interest payment date falling prior to the redemption date). The Company may redeem some of or all the Notes, in whole or in part, at any time on or after January 15, 2020 at redemption prices of 103.563%, 102.375%, and 101.188% of the principal amount thereof if the redemption occurs during the 12-month periods beginning on January 15 of the years 2020, 2021 and 2022, respectively, and at a redemption price of 100% of the principal amount thereof on and after January 15, 2023, in each case plus accrued and unpaid interest, if any, to the redemption date.

If the Company experiences specific kinds of changes of control, it will be required to offer to purchase the Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest. If the Company sells certain assets and does not reinvest the net proceeds or repays senior debt in compliance with the Indenture, it must offer to repurchase the Notes at 100% of their principal amount, plus accrued and unpaid interest, with such proceeds.

The Indenture includes covenants that limit the ability of the Company and its restricted subsidiaries to, among other things: incur additional indebtedness and issue preferred stock; pay dividends or make other distributions; make other restricted payments and investments; sell assets, including capital stock of restricted subsidiaries; create certain liens; incur restrictions on the ability of restricted subsidiaries to pay dividends or make other payments, in the case of the Company’s subsidiaries, guarantee indebtedness; engage in transactions with affiliates; create unrestricted subsidiaries; and merge or consolidate with other entities. The covenants are subject to a number of important exceptions and qualifications set forth in the Indenture.

The Indenture also provides for customary events of default, including failure to make required payments; failure to comply with certain agreements or covenants; failure to pay, or acceleration of, certain other material indebtedness; certain events of bankruptcy and insolvency; and failure to pay certain judgments. An event of default under the Indenture will allow either the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes to accelerate, or in certain cases, will automatically cause the acceleration of, the amounts due under the Notes.

The foregoing descriptions of the Indenture and the Notes do not purport to be complete and are qualified in their entirety by reference to the text of the applicable agreement, filed as Exhibit 4.1 and 4.2 to this Current Report on Form 8-K, respectively, and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 is incorporated herein by reference.

Item 8.01 Other Events.

We are filing this Current Report on Form 8-K to add exhibits to the Company’s Registration Statement on Form S-3 (File No. 333-196037).

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTENE CORPORATION

Date: November 9, 2016	By:	/s/ Jeffrey A. Schwaneke
Jeffrey A. Schwaneke
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

4.1	Indenture, dated November 9, 2016, among the Company and The Bank of New York Mellon Trust Company, N.A., relating to the Company’s 4.75% Senior Notes due 2025.

4.2	Form of Global Note.

5.1	Opinion of Bryan Cave LLP, counsel to the registrant.

23.1	Consent of Bryan Cave LLP (Included in Exhibit 5.1 to this Current Report on Form 8-K).